Exhibit 99.1

News Release

Graham Corporation t 20 Florence Avenue t Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Third Quarter Fiscal 2022 Results

•	Revenue of $28.8 million, up 6% over prior-year period; Fiscal year-to-date revenue increased 16%

•	Diluted loss per share of $0.35 primarily due to Navy project labor and material cost overruns at Batavia facility

•	Added more contract resources in Batavia, NY to ensure timely execution of defense projects; significantly contributed to third quarter loss

•	Suspended dividend; obtained waiver of financial covenants and is working with lender to amend credit facility in fourth quarter

•	Defense industry revenue and order backlog validate success of strategy to diversify beyond refining and petrochemical industry

○	Defense revenue in quarter of $16.6 million represents 58% of total revenue

○	Record backlog of $272.6 million comprised of 77% from defense industry

○	Orders of $68 million in the quarter included $37.3 million of orders received by BN

•	Barber-Nichols (“BN”) performance to date exceeding expectations

BATAVIA, NY, February 7, 2022 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures, and sells critical equipment for the defense/space, energy/new energy, and chemical/petrochemical industries, today reported financial results for its third quarter and nine months ended December 31, 2021, of the fiscal year ending March 31, 2022 (“fiscal 2022”). Financial results include those of Barber-Nichols (“BN”) from the date it was acquired on June 1, 2021.

Daniel J. Thoren, President and CEO, commented, “While we are executing on our diversification strategy to increase our participation in the defense industry and more than half of our revenue in the third quarter was generated from tier one defense contractors, there are clearly challenges within our Batavia, NY defense operations. We understand the issues and we are aggressively taking steps to resolve them.”

He noted, “The current high volume of defense work has exceeded the labor capacity of our Batavia facility, as its growth inflection coincided with the COVID-19 pandemic onset. To maintain critical schedules on two major Navy projects, we chose to incur substantial additional costs, primarily through the use of contract welders and outsourcing commercial work where possible. This led to significant cost overruns and drove the disappointing results in the quarter, the breach of our financial covenants under our term loan and revolving credit facility, and the need to suspend our dividend. We believe the long-term benefit of maintaining our position with our defense customers outweighed the short-term cost. We expect the need for these extraordinary additional costs for these two large U.S. Navy projects will be largely behind us after the first half of fiscal 2023.

“To ensure we meet delivery requirements for all customers and improve long-term margins, we are moving quickly to address the labor capacity and operational issues in Batavia by expanding our skilled

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

labor force via training investments, reducing the use of contract labor and adding a dedicated business leader for even greater focus on our Navy channel. Additionally, to drive profitability for repeat Navy projects, we are improving documentation of build processes and reviewing current and new contract pricing models.”

Mr. Thoren concluded, “Our short-term challenges are real and we are addressing them head-on. That said, I remain enthusiastic about the future of the Company. We have positive momentum with our diversification strategy and BN is on track to deliver above expectations on our acquisition plan. We have record backlog and had several significant defense industry wins in the quarter. In our refining and chemical/petrochemical business, demand in our aftermarket business has accelerated, which is typically a leading indicator of recovery in those markets. We believe we are also well positioned in new energy as well as our traditional commercial markets. As we look out over the next three years, we believe our strategy will result in a stronger business with materially expanded margins and high single digit to low double digit top-line growth.”

Third Quarter Fiscal 2022 Sales Summary (All comparisons are with the same prior-year period unless noted otherwise.)

Net sales of $28.8 million increased 6%, or $1.6 million, as the $12.0 million in BN sales more than offset declines in the refining and chemical business. Sales to the defense industry were $16.6 million, up from $4.5 million while sales to the refining industry were $4.0 million, down from $16.5 million. Space, a new industry for the Company resulting from the BN acquisition, contributed $1.5 million in revenue. See the accompanying financial tables for a further breakdown of sales by industry and region.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends.

Third Quarter Fiscal 2022 Performance Review (All comparisons are with the same prior-year period unless noted otherwise.)

($ in millions except per share data)	Q3 FY22	Q3 FY21	Change
Net sales	$28.8	$27.2	$1.6
Gross profit	$0.6	$6.2	$(5.7)
Gross margin	1.9%	22.9%
Operating (loss) profit	$(4.6)	$1.3	$(5.9)
Operating margin	(15.9%)	4.8%
Net (loss) income	$(3.7)	$1.1	$(4.8)
Diluted EPS	$(0.35)	$0.11
Adjusted EBITDA	$(2.6)	$1.8	$(4.4)
Adjusted EBITDA margin	(9.0%)	6.7%

*

Graham believes that Adjusted EBITDA (defined as consolidated net (loss) income before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses (income), and other nonrecurring expenses), and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Graham also believes that adjusted diluted (loss) earnings per share, which excludes intangible amortization, other costs related to the acquisition, and other nonrecurring (income) expenses, provides a better representation of the cash earnings of the Company. See the attached table on page 10 for additional important disclosures regarding Graham’s use of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

(loss) earnings per share as well as the reconciliation of net (loss) income to Adjusted EBITDA and Adjusted diluted (loss) earnings per share.

The significant decline in gross profit and contraction of gross margin reflected the higher-than-expected costs related to the defense business at Graham’s Batavia operations. Resources have been redirected to ensure critical defense orders meet customers’ delivery expectations. In addition, higher cost contracted labor has been employed to address the Company’s U.S. Navy business requirements.

Selling, general and administrative (“SG&A”) expenses in the third quarter of fiscal 2022 were $5.0 million, up $0.1 million primarily as a result of acquisition amortization expense. SG&A expenses related to BN was $1.2 million, including intangible asset amortization. The prior-year period included higher incentive compensation and costs related to the BN acquisition.

Net loss and loss per diluted share were $3.7 million and $0.35, respectively. On a non-GAAP basis, which excludes intangible amortization, other costs related to the acquisition, and other nonrecurring (income) expenses, adjusted diluted loss per share was $0.27.

YTD Fiscal 2022 Performance Review (Compared with the prior-year period unless noted otherwise)

($ in millions except per share data)	YTD FY22	YTD FY21	Change
Net sales	$83.1	$71.8	$11.3
Gross profit	$4.9	$15.5	$(10.6)
Gross margin	5.9%	21.6%
Operating (loss) profit	$(9.3)	$2.4	$(11.7)
Operating margin	(11.2%)	3.3%
Net (loss) income	$(7.3)	$2.0	$(9.3)
Diluted EPS	$(0.70)	$0.20
Adjusted EBITDA	$(5.4)	$4.0	$(9.4)
Adjusted EBITDA margin	(6.5%)	5.6%

Net sales for the first nine months of fiscal 2022 were $83.1 million, up $11.3 million, or 16%, driven by sales of $31.9 million from the BN acquisition. Sales to the defense industry increased $26.1 million to $43.5 million, representing 52% of total revenue. The expansion in defense was partially offset by declines in the commercial refining markets, primarily in Asia.

Sales in the U.S. increased $27.4 million, or 73%, to $64.8 million and was 78% of total sales in the first nine months of fiscal 2022. International sales, which accounted for 22% of total sales, decreased by $16.1 million, or 47%, to $18.3 million.

Gross profit and margin were down compared with the prior-year period due to the same factors which impacted the quarter. The impact of the low margin defense projects and related cost overruns in the Batavia operations are expected to lessen over the next few quarters and be largely behind us after the end of September 2022. The BN acquisition has helped to offset those losses.

SG&A expenses in the first nine months of fiscal 2022 were $15.2 million, including intangible amortization of $0.6 million, an increase of $2.1 million, compared with SG&A expenses of $13.1 million in the first nine months of fiscal 2021. The increase was due to the addition of the BN business which has added $3.1 million in incremental expenses, including $0.6 million of intangible amortization. Offsetting this increase were reduced costs associated with acquisition activities and incentive compensation.

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Cash Management and Balance Sheet

Cash, cash equivalents and investments at December 31, 2021, were $14.0 million compared with $16.5 million at September 30, 2021.

Net cash used by operating activities for the first nine months of fiscal 2022 was $14.6 million compared with $0.7 million of cash generated for the first nine months of fiscal 2021. The increase in cash used was primarily due to operating losses and timing of working capital requirements.

Debt at the end of the quarter included $19 million principal on the $20 million term loan and $9.75 million drawn on the $30 million revolver. The third quarter loss resulted in the Company being out of compliance with two financial covenants under the term loan and revolver for which the Company subsequently obtained a waiver. The Company was in compliance with its fixed asset coverage ratio at the end of the third quarter. Graham is working with its lender to execute an amended credit facility in the fourth quarter of fiscal 2022.

The Board of Directors also has suspended its dividend subject to the Company’s analysis of capital allocation priorities and any requirements of a revised lending agreement.

Jeffrey F. Glajch, Chief Financial Officer, commented, “We believe we have sufficient liquidity between our cash generated from operations and cash on hand for the foreseeable future. In fact, in the month of January 2022, we paid down nearly $4 million on our revolver with cash generated from operations. Unfortunately, the unexpected extended period of significant losses incurred at our Batavia operations impacted our ability to meet our financial covenants and required a waiver. We have been proactively working with our lender with the goal to have an amended lending agreement in place by fiscal year end.”

Capital expenditures in the quarter were $0.7 million and fiscal year-to-date were $1.9 million. The Company now expects capital expenditures for fiscal 2022 to be between $2.5 million to $3.0 million.

Orders and Backlog

	Q1 21	Q2 21	Q3 21	Q4 21	FY2021	Q1 22	Q2 22	Q3 22
Orders	$11.5	$35.0	$61.8	$13.4	$121.6	$20.9	$31.4	$68.0

Backlog	$107.2	$114.9	$149.7	$137.6	$137.6	$235.9	$233.2	$272.6

Orders for the three-month period ended December 31, 2021, were up $6.2 million, or 10%, to $68.0 million compared with $61.8 million for the same period of fiscal 2021. BN orders in the quarter were $37.3 million.

Defense industry orders were $45.6 million in the quarter. Included in the defense industry awards was a contract to provide alternators and regulators for the MK 48 MOD 7 heavyweight torpedo over a multi-year period. This order also includes possible option awards for an additional six years. Other defense orders included Block V Virginia-class Submarine torpedo ejection pumps and heat exchangers for the submarines.

After-market and small parts orders for the refining and chemical/petrochemical markets were approximately $7 million in the third quarter. The Company also received an order to supply ejectors and condensers for a new refinery in China.

Backlog at December 31, 2021, was $272.6 million, compared with $233.2 million at September 30, 2021, a 17% increase, and $137.6 million at March 31, 2021. Approximately 40% to 50% of orders currently in our backlog are expected to be converted to sales within one year. Most of the orders that are expected to convert beyond twelve months are for the defense industry, specifically the U.S. Navy.

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Backlog by industry at December 31, 2021, was approximately:

•	77% for defense projects

•	11% for refinery projects

•	5% for chemical/petrochemical projects

•	3% for space projects

•	4% for other industrial applications

Fiscal 2022 Guidance

Revenue in fiscal 2022 is now expected to be $120 million to $125 million which implies revenue of $37 million to $42 million in the fourth quarter. Fiscal 2022 revenue expectations include BN’s anticipated 10-month revenue contribution for the fiscal year of approximately $45 million to $48 million in revenue.

Adjusted EBITDA* is expected to be a loss of approximately $5 million, which implies breakeven adjusted EBITDA in the fourth quarter of fiscal 2022.

The Company adjusted its expectations for gross margin for fiscal 2022 to now be approximately 8% to 10% and for SG&A expenses to be approximately 16% to 17% of sales. The expected effective tax rate for fiscal 2022 is approximately 18% to 20%.

*Please refer to and read the safe harbor statement below regarding forward-looking non-GAAP measures.

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 4:45 p.m. Eastern Time to review its financial condition and operating results for the third quarter of fiscal 2022, as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on Graham’s website at https://ir.grahamcorp.com/. A question-and-answer session will follow the formal presentation. Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s investor relations website.

A telephonic replay will be available from 7:45 p.m. ET today through Monday, February 14, 2022. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13725923. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures, and sells critical equipment for the defense/space, energy/new energy, and chemical/petrochemical industries. The Graham and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenics, and turbomachinery technologies, as well as the Company’s responsive and flexible service and unsurpassed quality.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “outlook,” “anticipates,” “believes,” “implies”, “could,” “opportunities,”

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

“goal,” “plans,” ”may,” “will,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, its dividend, any future waivers of financial covenants, any amendments to its credit facility, its ability and the timing needed to address challenges in its defense business, including at the Batavia, NY operations, profitability of future projects, the development and impact of better documentation of build processes and pricing models, its ability to meet customers’ delivery expectations, the future impact of low margin defense projects and related cost overruns, anticipated capital contributions, the future expected contributions of BN, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, adjusted EBITDA, adjusted EBITDA margins, and SG&A expenses, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and productivity, customer preferences, changes in market conditions in the industries in which it operates, labor constraints, the effect on its business of volatility in commodities prices, including, but not limited to, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

In addition, forward looking adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President—Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Graham Corporation

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change
Net sales	$28,774	$27,154	6%	$83,077	$71,818	16%
Cost of products sold	28,213	20,927	35%	78,159	56,330	39%

Gross profit	561	6,227	(91%)	4,918	15,488	(68%)
Gross margin	1.9%	22.9%		5.9%	21.6%
Other expenses and income:
Selling, general and administrative	4,729	4,936	(4%)	14,534	13,091	11%
Selling, general and administrative – amortization	274	—	NA	639	—	NA
Other operating income, net	140	—	NA	(962)	—	NA

Operating (loss) profit	(4,582)	1,291	NA	(9,293)	2,397	NA

Operating margin	(15.9%)	4.8%		-11.2%	3.3%
Other income	(111)	(55)	102%	(416)	(164)	154%
Interest income	(12)	(23)	(48%)	(43)	(143)	(70%)
Interest expense	132	1	13100%	300	9	3233%

(Loss) income before (benefit) provision for income taxes	(4,591)	1,368	NA	(9,134)	2,695	NA
(Benefit) provision for income taxes	(861)	308	NA	(1,786)	709	NA

Net (loss) income	$(3,730)	$1,060	NA	$(7,348)	$1,986	NA

Per share data:
Basic:
Net (loss) income	$(0.35)	$0.11	NA	$(0.70)	$0.20	NA

Diluted:
Net (loss) income	$(0.35)	$0.11	NA	$(0.70)	$0.20	NA

Weighted average common shares outstanding:
Basic	10,638	9,977		10,507	9,950
Diluted	10,638	9,977		10,507	9,950
Dividends declared per share	$0.11	$0.11		$0.33	$0.33

N/A: Not Applicable

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Graham Corporation

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$13,991	$59,532
Investments	—	5,500
Trade accounts receivable, net of allowances ($176 and $29 at December 31 and March 31, 2021, respectively)	36,650	17,378
Unbilled revenue	24,930	19,994
Inventories	20,428	17,332
Prepaid expenses and other current assets	1,905	512
Income taxes receivable	2,670	—

Total current assets	100,574	120,248
Property, plant and equipment, net	25,218	17,618
Prepaid pension asset	7,121	6,216
Operating lease assets	8,708	95
Goodwill	22,823	—
Customer relationships	11,456	—
Technology and technical know-how	9,805	—
Other intangible assets, net	10,173	—
Other assets	202	103

Total assets	$196,080	$144,280

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt obligations	$9,750	$—
Current portion of long-term debt	2,000	—
Current portion of finance lease obligations	23	21
Accounts payable	14,650	17,972
Accrued compensation	7,951	6,106
Accrued expenses and other current liabilities	5,414	4,628
Customer deposits	27,665	14,059
Operating lease liabilities	1,114	46
Income taxes payable	—	741

Total current liabilities	68,567	43,573
Long-term debt	17,000	—
Finance lease obligations	17	34
Operating lease liabilities	7,702	37
Deferred income tax liability	977	635
Accrued pension and postretirement benefit liabilities	1,958	2,072
Other long-term liabilities	2,320	—

Total liabilities	98,541	46,351

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,810 and 10,748 shares issued and 10,638 and 9,959 shares outstanding at December 31 and March 31, 2021, respectively	1,081	1,075
Capital in excess of par value	27,608	27,272
Retained earnings	78,500	89,372
Accumulated other comprehensive loss	(6,565)	(7,397)
Treasury stock (172 and 790 shares at December 31 and March 31, 2021, respectively)	(3,085)	(12,393)

Total stockholders’ equity	97,539	97,929

Total liabilities and stockholders’ equity	$196,080	$144,280

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Graham Corporation

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Nine Months Ended
	December 31,
	2021	2020
Operating activities:
Net (loss) income	$(7,348)	$1,986
Adjustments to reconcile net (loss) income to net cash (used) provided by operating activities:
Depreciation	2,232	1,458
Amortization	1,765	—
Amortization of actuarial losses	725	799
Equity-based compensation expense	599	821
Gain on disposal or sale of property, plant and equipment	22	3
Change in fair value of contingent consideration	(1,900)	—
Deferred income taxes	152	776
(Increase) decrease in operating assets:
Accounts receivable	(10,964)	(4,220)
Unbilled revenue	2,186	(284)
Inventories	579	4,999
Prepaid expenses and other current and non-current assets	(933)	(76)
Income taxes receivable	(3,423)	(119)
Operating lease assets	744	116
Prepaid pension asset	(905)	(631)
Increase (decrease) in operating liabilities:
Accounts payable	(6,058)	1,401
Accrued compensation, accrued expenses and other current and non-current liabilities	465	1,754
Customer deposits	7,553	(8,092)
Operating lease liabilities	(663)	(116)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	620	95

Net cash (used) provided by operating activities	(14,552)	670

Investing activities:
Purchase of property, plant and equipment	(1,909)	(1,462)
Proceeds from disposal of property, plant and equipment	—	6
Purchase of investments	—	(37,103)
Redemption of investments at maturity	5,500	71,651
Acquisition of Barber-Nichols, LLC	(59,563)	—

Net cash (used) provided by investing activities	(55,972)	33,092

Financing activities:
Increase in short-term debt obligations	9,750	—
Principal repayments on long-term debt	(1,000)	(4,599)
Proceeds from the issuance of long-term debt	20,000	4,599
Principal repayments on finance lease obligations	(15)	(35)
Repayments on lease financing obligations	(157)	—
Payment of debt issuance costs	(150)	—
Dividends paid	(3,524)	(3,292)
Purchase of treasury stock	(41)	(23)

Net cash provided (used) by financing activities	24,863	(3,350)

Effect of exchange rate changes on cash	120	425

Net (decrease) increase in cash and cash equivalents	(45,541)	30,837
Cash and cash equivalents at beginning of period	59,532	32,955

Cash and cash equivalents at end of period	$13,991	$63,792

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Graham Corporation

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(3,730)	$1,060	$(7,348)	$1,986
Acquisition related inventory step-up expense	27	—	68	—
Acquisition related costs	111	—	373	—
Change in fair value of contingent consideration	—	—	(1,900)	—
CEO and CFO severance	140	—	938	—
Net interest expense (income)	120	(22)	257	(134)
Income taxes	(861)	308	(1,786)	709
Depreciation & amortization	1,589	486	3,997	1,458

Adjusted EBITDA	$(2,604)	$1,832	$(5,401)	$4,019

Adjusted EBITDA margin %	-9.0%	6.7%	-6.5%	5.6%

Adjusted Net Income Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$(3,730)	$1,060	$(7,348)	$1,986
Acquisition related inventory step-up expense	27	—	68	—
Acquisition related costs	111	—	373	—
Amortization of intangible assets	756	—	1,765	—
Change in fair value of contingent consideration	—	—	(1,900)	—
CEO and CFO severance	140	—	938	—
Normalize tax rate to 20%(1)	(207)	—	(249)	—

Adjusted net income (loss)	$(2,903)	$1,060	$(6,353)	$1,986

Adjusted diluted earnings per share	$(0.27)	$0.11	$(0.60)	$0.20

1)	Applies a normalized tax rate of 20% to non-GAAP adjustments above, which are each pre-tax.

Non-GAAP Financial Measure: Adjusted EBITDA is defined as consolidated net (loss) income before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, and other nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted diluted (loss) earnings per share are defined as net income and diluted (loss) earnings per share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted diluted (loss) earnings per share are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP, and may not be comparable to the measures as used by other companies.

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted diluted (loss) earnings per share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and diluted (loss) earnings per share to the historical periods’ net income and diluted (loss) earnings per share. Graham also believes that adjusted (loss) earnings per share, which adds back intangible amortization expense related to acquisitions, provides a better representation of the cash earnings of the Company.

Graham Corporation

Additional Information – Unaudited

($ in millions)

ORDERS BY INDUSTRY FY 2022*

	Q1	% of	Q2	% of	Q3	% of	YTD	% of
	6/30/21	Total	9/30/21	Total	12/31/21	Total	12/31/21	Total
Refining	$11.4	55%	$5.0	16%	$8.4	12%	$24.8	21%
Chemical/ Petrochemical	$3.4	16%	$6.1	19%	$6.2	9%	$15.6	13%
Defense	$2.4	12%	$12.4	40%	$45.6	67%	$60.4	50%
Space	$—	0%	$2.4	8%	$2.9	4%	$5.2	4%
Other Commercial	$3.6	17%	$5.6	17%	$5.0	8%	$14.2	12%

Total	$20.9		$31.4		$68.0		$120.2

ORDERS BY INDUSTRY FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of
	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total
Refining	$8.7	76%	$16.8	48%	$3.2	5%	$2.4	17%	$31.0	26%
Chemical/ Petrochemical	$1.6	14%	$3.3	9%	$4.6	7%	$2.7	20%	$12.3	10%
Defense	$(1.2)	-10%	$12.6	36%	$52.3	85%	$5.4	41%	$69.2	57%
Other Commercial	$2.4	20%	$2.3	7%	$1.7	3%	$2.9	22%	$9.1	7%

Total	$11.5		$35.0		$61.8		$13.4		$121.6

*	Quarters may not sum to year-to-date/total fiscal year due to rounding.

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Graham Corporation Reports Third Quarter Fiscal 2022 Results

February 7, 2022

Graham Corporation

Additional Information – Unaudited

($in millions)

SALES BY INDUSTRY FY 2022*

	Q1	% of	Q2	% of	Q3	% of	YTD	% of
	6/30/21	Total	9/30/21	Total	12/31/21	Total	12/31/21	Total
Refining	$4.6	23%	$6.3	19%	$4.0	14%	$14.9	18%
Chemical/ Petrochemical	$4.6	23%	$3.5	10%	$3.0	11%	$11.1	13%
Defense	$7.1	35%	$19.8	58%	$16.6	58%	$43.5	52%
Space	$0.7	4%	$1.3	4%	$1.5	5%	$3.5	4%
Other Commercial	$3.2	15%	$3.2	9%	$3.7	12%	$10.1	13%

Total	$20.2		$34.1		$28.8		$83.1

SALES BY INDUSTRY FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of
	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total
Refining	$2.7	16%	$10.3	37%	$16.5	60%	$10.3	40%	$39.7	41%
Chemical/ Petrochemical	$8.0	48%	$5.5	20%	$4.8	18%	$5.8	23%	$24.0	24%
Defense	$3.5	21%	$9.4	34%	$4.5	17%	$6.5	25%	$24.0	25%
Other Commercial	$2.5	15%	$2.8	10%	$1.4	5%	$3.1	12%	$9.8	10%

Total	$16.7		$28.0		$27.2		$25.7		$97.5

SALES BY REGION FY 2022*

	Q1	% of	Q2	% of	Q3	% of	YTD	% of
	6/30/21	Total	9/30/21	Total	12/31/21	Total	12/31/21	Total
United States	$13.9	69%	$26.2	77%	$24.7	86%	$64.8	78%
Middle East	$0.6	3%	$1.0	3%	$0.6	2%	$2.2	3%
Asia	$3.5	17%	$5.5	16%	$1.5	5%	$10.5	13%
Other	$2.2	11%	$1.4	4%	$2.0	7%	$5.6	6%

Total	$20.2		$34.1		$28.8		$83.1

SALES BY REGION FY 2021*

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2021	% of
	6/30/20	Total	9/30/20	Total	12/31/20	Total	3/31/21	Total		Total
United States	$9.4	56%	$17.3	62%	$10.7	39%	$15.3	60%	$52.7	54%
Middle East	$0.4	3%	$1.0	4%	$0.8	3%	$2.6	10%	$4.8	5%
Asia	$5.2	31%	$4.5	16%	$11.2	41%	$4.7	18%	$25.6	26%
Other	$1.7	10%	$5.2	18%	$4.5	17%	$3.1	12%	$14.4	15%

Total	$16.7		$28.0		$27.2		$25.7		$97.5

*	Quarters may not sum to year-to-date/total fiscal year due to rounding.

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